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                                                                  Exhibit 10.104

                        Russ Berrie and Company, Inc.
                               111 Bauer Drive
                              Oakland, NJ  07436
                        (201) 337-9000  (800) 631-8465


                                                 March 22, 2006

Mr. John D. Wille
c/o Russ Berrie and Company, Inc.
111 Bauer Drive
Oakland, NJ  07436

Dear John:

     This letter serves to confirm that in the event that your employment with Russ Berrie and Company, Inc. (the "Company") is terminated by the Company without cause, then notwithstanding any provision of the Company's Severance Policy for Domestic Vice Presidents (and Above) (the "Policy") to the contrary, you are entitled to all of the benefits of the Policy for a period of twelve
(12) months, except for the reimbursement of automobile expenses, which shall continue as provided in the Policy; provided, however, that in the event that you obtain gainful employment at any time during months seven (7) through twelve (12) of such severance period, then the severance benefits will be terminated upon the commencement of such employment.

     The terms of the preceding paragraph may not be amended or modified by the Company without your written consent. Nothing in the preceding paragraph shall be construed to reduce any benefits to which you would otherwise be entitled under any benefit program of the Company.

                                                Very truly yours,

                                                /s/ Andrew R. Gatto
                                                -------------------
                                                Andrew R. Gatto
                                                President and CEO

ACCEPTED AND AGREED

/s/ John D. Wille
-----------------
John D. Wille

Date:  3/23/06